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                                                       EXHIBIT 99

For Immediate Release                    Contact: John T. O'Neill
June 16, 1994                             Telephone: 401-431-8500



           HASBRO, INC. ANNOUNCES EXPECTATIONS FOR
                 SECOND QUARTER AND FULL YEAR 1994


     Pawtucket, RI (June 16, 1994) -- Hasbro, Inc. (HAS:ASE) today reported that it expects its second quarter revenues and earnings to be at levels lower than those of a year ago. For the second quarter of 1993, the Company reported revenues of $515,551,000 and net earnings of $27,150,000.

     "We began our year on a positive note with respect to both revenues and earnings", said Alan G. Hassenfeld, Chairman and Chief Executive Officer, "but at the same time we had indicated that our major retailers were continuing to move their orders toward the second half of the year, a condition which could negatively affect our first half. This is now happening."

     He continued by stating that "For the second quarter, most of our international units are expected to grow from their level during the comparable period of 1993 in spite of being adversely impacted by the strengthened U.S. dollar. Domestically, we continue to see strong retail takeaway of many of our new and ongoing products. Data from several of our larger customers indicates their May year to date movement, in wholesale dollars, of our products is up almost 10% in comparison to 1993. However, with many retailers moving to more sophisticated inventory management techniques, this increase has not yet translated into new orders. We believe that this will mean that a greater percentage of their orders will be placed for immediate delivery during the second half of the year, specifically for shipment during the fourth quarter."

     "Additionally, a comparison with 1993 is adversely impacted by the fact that revenues during the second quarter of last year were at record levels, in part due to the introduction of our Jurassic Park(TM) and Barney(R) products in mid-quarter. This year our new introductions are on a more traditional time-line of late second quarter or early third quarter. As a result, we now believe that our second quarter revenue shortfall could approach 15% and, because of the seasonality of our business, a decrease in revenues of this magnitude during a traditionally low revenue quarter could all but eliminate our net earnings for the quarter."


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Hasbro con't
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     He further said "In announcing our first quarter results, we stated that this year would present us with significant challenges. Looking toward the remainder of the year, in spite of the adverse impact of the reduced volume in two major product lines, Barney and Jurassic Park, we believe that we will achieve a modest revenue and earnings growth during the second half, with most of it occurring during the fourth quarter. With much of our 1994 product to be introduced during the next several months we are continuing to commit to inventory at levels sufficient to support that growth. However, as we now expect only a modest revenue increase during the second half, we believe that our full year results could approximate those of a year ago."

     Mr. Hassenfeld concluded by noting "With a number of new products and relationships under contract and development we are enthusiastic about 1995 and beyond and are confident that we will be able to continue our excellent track record of providing superior long-term shareholder return."


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